Q4 and Year End 2023 Earnings and Business Update Call

March 26, 2024

Sanara MedTech

Evidence Based Healing

Disclaimers

This presentation contains forward-looking statements that discuss expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Sanara MedTech Inc. (the "Company," "Sanara," "we," "our" or "us"). All statements other than statements of historical fact contained herein are forward-looking statements. These statements may be identified by terms such as "aims," "anticipates," "believes," "contemplates," "continue," "could," "estimates," "expect," "forecast," "guidance," "intend," "may," "plan," "possible," "potential," "predicts," "preliminary," "projects," "seeks," "should," "targets," "will," or "would," or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements concerning the biocompatibility and efficacy of BIASURGE, the potential benefits created by the acquisition of certain assets related to the Company's collagen products business, the anticipated impact of such acquisition on the Company's business and future financial and operating results, the Company's ability to develop and commercialize the new collagen-based products currently under development, including the manufacturing, distribution, marketing, and sales of such products, the Company's ability to maintain or replace the manufacturing and distribution process of the sellers in the acquisition, including relationships with vendors, capital raising plans, the development and launch of new products, the timing of commercialization of our products, the regulatory approval process and expansion of the Company's business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as uncertainties associated with the development and process for obtaining regulatory approval for new products, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company's filings with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q as well as other documents the Company files with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. Forward-looking statements contained in this presentation are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

This presentation contains statistical and market data that we obtained from industry publications, reports generated by third parties, third-party studies and public filings. Although we believe that the publications, reports, studies and filings are reliable as of the date of this presentation, we have not independently verified such statistical or market data.

The trademarks and service marks included herein are the property of the owners thereof and are used for reference purposes only. Such use should not be construed as an endorsement of such products.

This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sales of securities, in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CAUTION: This presentation concerns certain products that are under clinical investigation and which have not yet been cleared for marketing by the U.S. Food and Drug Administration. These products are currently limited by federal law to investigational use, and no representation is made as to the safety or effectiveness of these products for the purposes for which they are being investigated.

Executive Summary

- **Financial Update**
  - Highest net revenue quarter and year in the Company's history ($17.7 million in Q4 and $65.0 million in 2023).
  - Net loss of $0.3 million in Q4 and $4.4 million for the year.
  - Breakeven on an Adjusted EBITDA[(1)] basis in Q4 and slightly negative for the year (-$0.3 million)
    - Expenses of $0.4 million in 2H 2023 related to an acquisition opportunity that didn't materialize.

- **Key Initiatives for 2024**
  - Continued sales force and geographic expansion
  - Further penetrate additional specialties outside of ortho and spine
  - New product development at Rochal Technologies (Expand CellerateRX platform IP and Tufts peptide development for expansion of peptide platform)
  - Complementary partnership and platform expansion opportunities

- **Tissue Health Plus Overview**

(1) Adjusted EBITDA is a non-GAAP financial measure. See the discussion and reconciliation in the appendix for additional information.

2023 Key Strategic and Operational Achievements

Sanara MedTech

1. CellerateRX/Collagen Products Acquisition – Acquired rights for key products and eliminated royalties to sellers.
2. ALLOCYTE® Plus Launch – First sale in Q4 and the Company believes it has adequate inventory on hand.
3. BIASURGE® Launch – First sale in Q4 and growing in line with management's expectations.
4. CellerateRX Study - Use of CellerateRX® in elective surgeries resulted in reduced surgical site infections.
5. Proprietary Peptides – License agreement with Tufts University for 18 unique peptides.

Surgical Sales

Sales Overview (Unaudited)

- Sanara products were sold in over 1,000 hospitals/ASCs across 34 states plus the District of Columbia[1] in the TTM
- Sanara products were contracted or approved to be sold in more than 3,000 hospitals/ASCs as of December 31, 2023
- BIASURGE® sales and hospital approvals continue to grow
- The Company had 39 field sales representatives as of December 31, 2023.
- Sales of soft tissue products were $54.8 million in 2023 (CellerateRX®, FORTIFY TRG® Tissue Repair Graft, FORTIFY FLOWABLE® Extracellular Matrix, and TEXAGEN® Amniotic Membrane Allograft) compared to $41.7 million in 2022
- Sales of bone fusion products were $10.0 million in 2023 (BiFORM® Bioactive Moldable Matrix, ACTIGEN™ Verified Inductive Bone Matrix, and ALLOCYTE® Advanced Cellular Bone Matrix) compared to $4.0 million in 2022


POWDER
Cellerate RX Surgical

(1) Based on a minimum of $50,000 revenue in the TTM.

Tissue Health Plus

Tissue Health Plus Update

- We are seeking partners to facilitate commercialization of Tissue Health Plus, our value-based care strategy for the chronic wound care market, and share in the development cost of the strategy.
- Excluding noncash items, our full year operating expenses for Tissue Health Plus in 2023 were approximately $5.2 million.

Future Business Model

- Sanara, through Tissue Health Plus, continues to build out key capabilities needed to commercialize the strategy.
  - Care Hub – virtual care coordination and navigation center.
  - Managed Service Organization – network of providers delivering a high standard of patient side wound care.
  - Technology Platform – automation and integration platform to scale care hub and MSO network work-flows.

FY 2023 Financial Highlights

- **Revenue**
  - For the year ended December 31, 2023, we generated net revenues of $65.0 million compared to net revenues of $45.8 million in the previous year (a 42% year over year increase).
  - The higher net revenue for 2023 was primarily due to increased sales of soft tissue repair products, including CellerateRX, and bone fusion products as a result of our increased market penetration, geographic expansion, and our continuing strategy to expand our independent distribution network in both new and existing U.S. markets.
- **SG&A**
  - SG&A expenses for the year ended December 31, 2023, were $57.0 million compared to SG&A expenses of $46.0 million for the year ended December 31, 2022.
  - SG&A as a percent of revenue decreased from 100.3% to 87.7%.
  - The higher SG&A expenses for 2023 were primarily due to higher direct sales and marketing expenses, which accounted for approximately $8.0 million, or 76% of the increases compared to the prior year period. The higher direct sales and marketing expenses for 2023 was primarily attributable to an increase in sales commissions of $6.9 million as a result of higher product sales. The year-ended 2023 included $1.2 million of increased costs as a result of sales force expansion and operational support.
  - Year-ended 2023 SG&A expenses also included $0.4 million of costs associated with an acquisition opportunity that didn't materialize.
  - We expect our SG&A expenses to decline as a percentage of net revenues as our sales growth outpaces the costs of sales force expansion and corporate overhead.

FY 2023 Financial Highlights (continued)

- **R&D Expenses**
  - R&D expenses for the year ended December 31, 2023, were $4.1 million compared to $3.4 million for the year ended December 31, 2022.
  - The higher R&D expenses in 2023 were primarily due to costs related to the Precision Healing diagnostic imager and LFA. R&D expenses for 2023 also included costs associated with ongoing development projects for our products in development.
- **Loss Before Income Taxes**
  - We had a loss before income taxes of $4.4 million for the year ended December 31, 2023, compared to a loss before income taxes of $13.9 million for the year ended December 31, 2022.
  - The lower loss in 2023 was primarily due to increased gross profit and changes in fair value of earnout liabilities, partially offset by higher SG&A costs, higher R&D expenses, and higher amortization of our acquired intangible assets.
- **Net Loss**
  - For the year ended December 31, 2023, we had a net loss of $4.4 million, compared to a net loss of $8.1 million for the year ended December 31, 2022. The lower net loss in 2023 was primarily due to additional gross profit realized on higher 2023 revenues.
- **Cash Balances at End of Quarter (in millions)**
  - $9.0 (Q4-22), $7.3 (Q1-23), $6.1 (Q2-23), $6.2 (Q3-23), $5.1 (Q4-23)

Questions

Sanara MedTech
Evidence Based Healing

Appendix

Sanara MedTech
Evidence Based Healing

Non-GAAP Financial Measure

Use of Non-GAAP Financial Measure

To supplement the Company's financial information presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we present certain non-GAAP financial measures in this press release and on the related teleconference call, including Adjusted EBITDA. The Company's management uses these non-GAAP financial measures, both internally and externally, to assess and communicate the financial performance of the Company. The Company defines Adjusted EBITDA as net loss excluding interest expense/income, provision/benefit for income taxes, depreciation and amortization, non-cash share-based compensation expense, change in fair value of earnout liabilities, and gains/losses from the disposal of property and equipment. The Company's believes Adjusted EBITDA is useful to investors because it facilitates comparisons of its core business operations across periods on a consistent basis. Accordingly, the Company adjusts for items such as change in fair value of earnout liabilities when calculating Adjusted EBITDA because the Company believes that it is not related to the Company's core business operations.

The Company's non-GAAP financial measures are not in accordance with, nor an alternative for, measures conforming to GAAP and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. The Company does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Material limitations associated with the use of such measures include that they do not reflect all costs included in operating expenses and may not be comparable with similarly named financial measures of other companies. Furthermore, these non-GAAP financial measures are based on subjective determinations of management regarding the nature and classification of events and circumstances. The Company presents these non-GAAP financial measures to provide investors with information to evaluate the Company's operating results in a manner similar to how management evaluates business performance. To compensate for any limitations in such non-GAAP financial measures, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information and the related non-GAAP financial measures. Whenever the Company uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Investors are encouraged to review and consider these reconciliations.

Reconciliation of GAAP to Non-GAAP Financial Measures

Sanara MedTech

Reconciliation of GAAP to Non-GAAP Financial Measures

Reconciliation of Net Loss to Adjusted EBITDA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2023	**2022**	**2023**	**2022**
Net Loss	$ (262,444)	$ (4,163,485)	$ (4,439,902)	$ (8,092,328)
Adjustments				
Interest expense and other	269,783	-	458,083	-
Income tax benefit	-	-	-	(5,844,796)
Depreciation and amortization	1,094,783	814,316	3,675,026	2,371,068
Noncash share-based compensation	860,559	781,097	3,442,722	3,790,817
Change in fair value of earnout liabilities	(1,954,985)	111,630	(3,449,895)	284,746
Loss on disposal of property and equipment	-	(242)	-	2,634
Adjusted EBITDA	$ 7,696	$ (2,456,684)	$ (313,966)	$ (7,487,859)